                                                                   EXHIBIT 3.1



                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           APPLIED FILMS CORPORATION

         The following Amended and Restated Articles of Incorporation are executed by the undersigned corporation pursuant to the provisions of the Colorado Business Corporation Act.

         1.      The name of the corporation is Applied Films Corporation.

         2. The original Articles of Incorporation were filed effective July 1, 1994, and were amended and restated effective July 3, 1995, and were further amended on November 18, 1996.

         3. The following Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation, as amended and restated effective July 3, 1995, and as further amended on November 18, 1996, and shall be the Articles of Incorporation of the corporation.

         4. These Amended and Restated Articles of Incorporation were adopted by a vote of the directors and shareholders in accordance with the provisions of the Colorado Business Corporation Act.

         5. The number of votes cast for the amendment by each voting group was sufficient for approval by such voting group.

                                   ARTICLE I

         The name of the corporation is Applied Films Corporation.

                                  ARTICLE II.

         The purpose for which the corporation is formed is to engage in any lawful business or businesses. The corporation shall have and may exercise all powers and rights granted or otherwise provided by the Colorado Business Corporation Act as in effect from time to time and any successor law.

                                  ARTICLE III.

         The total number of shares of all classes of stock which the corporation shall have authority to issue is eleven million (11,000,000) shares, of which ten million (10,000,000) shares shall be common stock without par value and one million (1,000,000) shares shall be preferred stock, without par value. The shares of preferred stock may be divided into one or more series.

         The authorized shares of common stock are all of one class with unlimited voting rights, and each such share shall be equal to every other such share.

         The corporation's Board of Directors shall have the authority without shareholder action, to determine the preferences, limitations and relative rights of any preferred stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series of preferred stock; (ii) unlimited, special, conditional, or limited voting rights, or no right to vote; except that no condition, limitation, or prohibition on voting shall eliminate any right to vote provided by the Colorado Business Corporation Act; (iii) redemption rights; (iv) conversion rights; (v) distribution or dividend rights, including the determination of whether such rights are cumulative, noncumulative or partially cumulative; and
(vi) preference rights over any other class or series of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.

                                  ARTICLE IV.

         The address of the registered office, which is the same as the mailing address, is 6797 Winchester Circle, Boulder, Colorado 80301. The name of the registered agent is Cecil Van Alsburg.

                                   ARTICLE V.

         The address of the corporation's principal office is 6797 Winchester Circle, Boulder, Colorado 80301.

                                  ARTICLE VI.

         Cumulative voting shall not be permitted in the election of directors.

                                  ARTICLE VII.

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of section 7-108-403 of the Colorado Business Corporation Act; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date of the approval of this Article. In the event the Colorado Business Corporation Act is amended after the approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption. Any limitations on liability in effect prior to the date of these Amended and Restated Articles shall remain in full force and effect.

                                 ARTICLE VIII.

         The corporation shall indemnify all officers and directors of the corporation to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time, subject to any expansion (but not limitation) of such indemnification as may be set forth in the Bylaws of the corporation or any shareholders' or directors' resolution or by any indemnification or similar agreement between the Company and any officer or director, to the fullest extent permitted by the Colorado Business Corporation Act.

                                  ARTICLE IX.

         The corporation shall not merge or consolidate with another corporation (except a corporation of which all outstanding stock is beneficially owned by this corporation "Subsidiary"), or sell, lease, exchange, pledge or otherwise dispose of all or substantially all of the assets of the entire corporation other than in the usual and regular course of its business, or voluntarily dissolve and liquidate its assets without the affirmative vote of not less than two-thirds (2/3) of the voting power of the then issued and outstanding shares entitled to vote thereon, voting together as a single voting group (unless as otherwise provided by the Colorado Business Corporation Act; or unless as otherwise provided in any articles of amendment filed with the Colorado Secretary of State providing for the issuance of preferred shares).

         Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of this corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of two-thirds (2/3) or more of shares the voting power of the shares entitled to vote thereon, voting together as a single voting group, (unless as otherwise required by the Colorado Business Corporation Act; or unless as otherwise provided in any articles of amendment filed with the Colorado Secretary of State providing for the issuance of preferred shares), shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of these Articles of Incorporation.

                                   ARTICLE X.

         The Board of Directors of this corporation shall not approve, adopt or recommend any offer of any person or entity, other than the corporation, to make a tender or exchange offer for any capital stock of the corporation, to merge or consolidate the corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the corporation (i) known by the Board of Directors to be a possible violation of any applicable laws; and (ii) unless and until the Board of Directors shall have first evaluated the offer and determined that the offer is in the best interests of the corporation and its shareholders. The Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror as to the legality of an offer and it may test the legality of an offer in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the corporation and its shareholders, the Board of Directors may consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the corporation and/or its shareholders under the offer considering historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for the corporation and its business; (ii) the potential social and economic impact of the offer and its consummation on this corporation, its employees and vendors; and (iii) the potential, social and economic impact of the offer and its consummation on the communities in which the corporation and any subsidiaries operate or are located.

         Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of two-thirds (2/3) or more of the voting power of the then issued and outstanding shares entitled to vote for the election of directors, voting together as a single voting group (unless or as otherwise required by the Colorado Business

Corporation Act; or unless as otherwise provided in any articles of amendment filed with the Colorado Secretary of State providing for the issuance of preferred shares), shall be required to amend, repeal, or adopt any provision inconsistent with this Article X.

                                  ARTICLE XI.

         The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The Board shall consist of not less than five (5) members nor more than nine (9) members. Directors shall be elected annually at each annual shareholders meeting and shall hold office for a term of three (3) years and until their successors are elected and qualified, or until their earlier resignation or removal.

         The Board of Directors shall be divided into three (3) classes, as nearly equal in number as practicable, the term of office of those of the first class to expire at the first annual meeting of shareholders after their election, the term of office of those of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of those of the third class to expire at the third annual meeting of shareholders after their election. Upon expiration of the terms of office of the directors as classified above, their successors shall be elected for the term of three (3) years each, so that one-third of the number of directors of the corporation shall be elected annually.

                                  ARTICLE XII.

         The shareholder vote required to approve Business Combinations (hereinafter defined) shall be as set forth in this Article XII.

         Section 1. Higher Vote for Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 3 of this Article XII:

        A. any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

        B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

        C. the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

        D. the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

        E. any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single voting group (unless as otherwise required by the Colorado Business Corporation Act; or unless as otherwise provided in any articles of amendment filed with the Colorado Secretary of State providing for the issuance of preferred shares), including the affirmative vote of the holders of not less than fifty percent (50%) of the outstanding Voting Stock not owned directly or indirectly by any Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in any other Article of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

         Section 2. Definition of "Business Combination". The term "Business Combination" as used in this Article XII shall mean any transaction which is referred to in any one or more of paragraphs A through E of Section 1.

         Section 3.       When Higher Vote Is Not Required.  The provisions of
Section 1 of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation if in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the corporation, solely in their capacities as shareholders, the condition specified in the following paragraph A is met, or if in the case of any other Business Combination, the conditions specified in either of the following paragraphs A or B are met:

        A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

        B. Price and Procedure Requirements. All of the following conditions shall have been met:

                (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher of the following (it being intended that the requirements of this paragraph B(i) shall be required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock):

                (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                (b) the Fair Market Value per share of Common Stock on the Announcement Date.

                (ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock, other than the Common Stock, in such Business Combination shall be an amount at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to all shares of every such other class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class of Voting Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class of Voting Stock;

                (b) the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

                (c) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
         Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation.

                (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provision replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 4.       Certain Definitions.  For the purposes of this Article XII:

        A. A "person" shall mean any individual, firm, corporation or other entity.

        B. "Interested Shareholder" shall mean any person (other than the corporation, any Subsidiary or any existing shareholder at the time these Amended and Restated Articles of Incorporation become effective who would otherwise meet the definition herein of Interested Shareholder as of such date) who or which:

                (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

                (ii) is an Affiliate of the corporation and at any time within the two- year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock;

                (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         C.      A person shall be a "beneficial owner" of any Voting Stock:

                (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                (ii) which such person of any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

        D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 4, the number of shares of Voting

    Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

        F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

        G. "Continuing Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

        H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

        I. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Section 3 of this Article XII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XII, including without limitations (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section 3 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article XII.

         Section 6. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article XII shall be construed to relieve the Board of Directors or any Interested Shareholder from any fiduciary obligation imposed by law.

         Section 7. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of eighty percent (80%) or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single voting group (unless as otherwise required by the Colorado Business Corporation Act; or unless as otherwise provided in any articles of amendment filed with the Colorado Secretary of State providing for the issuance of preferred shares), including the affirmative vote of the holders of not less than fifty percent (50%) of the Voting Stock not owned directly or indirectly by any Interested Shareholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article XII of these Articles of Incorporation; provided, however, that the preceding provisions of this Section 7 shall not be applicable to any amendment to this Article XII of these Articles of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Continuing Directors.

         Dated:  _________________________________, 1997.

                                       APPLIED FILMS CORPORATION

                                       By
                                         ---------------------------------------
                                          Cecil Van Alsburg
                                              Its:  President & Registered Agent